SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. ___1___)*

                             Storm Technology, Inc.
                           --------------------------
                                (Name of Issuer)

                                  Common Stock
                           --------------------------
                         (Title of Class of Securities)

                                    862219102
                           --------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)


                 (reflecting ownership as of December 31, 1997)

                               Page 1 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 862219102                                                  13G                                Page 2 of 13 Pages
         ----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Institutional Venture Partners V  94-3139438
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     709,286
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     709,286

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              709,286
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              6.8%

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              PN

------------- ----------------------------------------------------------------------------------------------------------------------

                               Page 2 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 862219102                                                  13G                                Page 3 of 13 Pages
         ----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Institutional Venture Management V  94-3139437
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     709,286
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     709,286

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              709,286
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              6.8%

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              PN

------------- ----------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 862219102                                                  13G                                Page 4 of 13 Pages
         ----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Samuel D. Colella  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             500
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     709,786
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     500

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     709,786

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              710,286
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              6.8%

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN

------------- ----------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 862219102                                                  13G                                Page 5 of 13 Pages
         ----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Reid W. Dennis  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     709,286
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     709,286

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              709,286
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              6.8%

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN

------------- ----------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 862219102                                                  13G                                Page 6 of 13 Pages
         ----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Mary Jane Elmore  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             6,500
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     725,286
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     6,500

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     725,286

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              731,786
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              7.0%

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN

------------- ----------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 862219102                                                  13G                                Page 7 of 13 Pages
         ----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Norman A. Fogelsong  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     709,286
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     709,286

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              709,286
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              6.8%

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN

------------- ----------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 862219102                                                  13G                                Page 8 of 13 Pages
         ----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              T. Peter Thomas  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             1,000
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     709,286
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     1,000

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     709,286

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              710,286
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              6.8%

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN

------------- ----------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 862219102                                                  13G                                Page 9 of 13 Pages
         ----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Geoffrey Y. Yang  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     709,286
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     709,286

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              709,286
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              6.8%

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN

------------- ----------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 13 Pages

Item 1.

       (a)        Name of Issuer:           Storm Technology, Inc.

       (b)        Address of Issuer's Principal Executive Offices:
                                            521 Almanor Avenue
                                            Sunnyvale, CA  94086

Item 2.

       (a)        Name of Persons Filing:
                                            Institutional Venture
                                               Partners V ("IVP")
                                            Institutional Venture
                                               Management V ("IVM")
                                            Samuel D. Colella ("SDC")
                                            Reid W. Dennis ("RWD")
                                            Mary Jane Elmore ("MJE")
                                            Norman A. Fogelsong ("NAF")
                                            T. Peter Thomas ("TPT")
                                            Geoffrey Y. Yang ("GYY")

       IVM is the General Partner of IVP. SDC, RWD, MJE, NAF, TPT, & GYY are General Partners of IVM.

       (b)        Address of Principal Business Office or, if None, Residence:
                                            3000 Sand Hill Road
                                            Building 2, Suite 290
                                            Menlo Park, CA  94025

       (c)        Citizenship:
                                            IVP & IVM: California
                                            SDC, RWD, MJE, NAF, TPT, GYY:
                                            United States

       (d)        Title of Class of Securities:
                                            Common Stock

       (e)        CUSIP Number:             862219102


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

      Instruction. Dissolution of a group requires a response to this item.

                               Page 10 of 13 Pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in IVP and IVM's Limited Partnership Agreements, the General Partners and Limited Partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer owned by each such fund.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

       [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]


[EXHIBITS]

[A:    Joint Filing Statement]

                               Page 11 of 13 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             January 26,1998

INSTITUTIONAL VENTURE PARTNERS V              INSTITUTIONAL VENTURE MANAGEMENT V
By its General Partner,
Institutional Venture Management V

--------------------------------              --------------------------------
Samuel D. Colella, General Partner            Samuel D. Colella, General Partner



--------------------------------
Samuel D. Colella


--------------------------------
Reid W. Dennis


--------------------------------
Mary Jane Elmore


--------------------------------
Norman A. Fogelsong


--------------------------------
T. Peter Thomas


--------------------------------
Geoffrey Y. Yang

                               Page 12 of 13 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:             January 26,1998

INSTITUTIONAL VENTURE PARTNERS V              INSTITUTIONAL VENTURE MANAGEMENT V
By its General Partner,
Institutional Venture Management V

--------------------------------              --------------------------------
Samuel D. Colella, General Partner            Samuel D. Colella, General Partner



--------------------------------
Samuel D. Colella


--------------------------------
Reid W. Dennis


--------------------------------
Mary Jane Elmore


--------------------------------
Norman A. Fogelsong


--------------------------------
T. Peter Thomas


--------------------------------
Geoffrey Y. Yang

                               Page 13 of 13 Pages